Exhibit 99.1

THE TILE SHOP REPORTS Third QUARTER 2020 RESULTS

MINNEAPOLIS – November 5, 2020 – Tile Shop Holdings, Inc. (OTC Pink: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2020.

Third Quarter Summary

Net Sales Decreased 5.2%

Comparable Store Sales Decreased 6.5%

Gross Margin of 67.9%

SG&A Expenses Decreased $7.4 Million

Net income of $1.9 Million; Adjusted EBITDA of $11.1 Million

Management Commentary – Cabell Lolmaugh, CEO

“During the quarter, we continued to experience weak sales, though the rate of decline was much less than in the second quarter.  Customer traffic continued to decline, at least partially due to our decision to maintain reduced store hours, both for employee and customer health and safety, in response to COVID-19, and to tightly control our expenses.  The result was a meaningful reduction in SG&A spending year over year.” stated Cabell Lolmaugh, CEO. “This disciplined approach made it possible for us to generate the highest levels of Adjusted EBITDA margin we have reported in over two years and reduce our long-term debt to $7.0 million. As of the end of the third quarter of 2020, we have no net debt.”

	Three Months Ended		Nine Months Ended
(unaudited, amounts in thousands, except per	September 30,		September 30,
share data)	2020	2019	2020	2019
Net sales	$81,492	$85,944	$243,501	$261,755
Net sales decline(1)	(5.2)%	(3.7)%	(7.0)%	(4.2)%
Comparable store sales decline(2)	(6.5)%	(3.5)%	(8.3)%	(4.0)%
Gross margin rate	67.9%	68.8%	68.0%	69.7%
Income (loss) from operations as a % of net sales	3.6%	(0.7)%	1.5%	1.2%
Net income (loss)	$1,914	$(1,383)	$4,656	$(217)
Net income (loss) per diluted share	$0.04	$(0.03)	$0.09	$-
Adjusted EBITDA	$11,124	$8,338	$29,110	$29,756
Adjusted EBITDA as a % of net sales	13.7%	9.7%	12.0%	11.4%
Number of stores open at the end of period	142	140	142	140

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses. Company management believes the comparable store sales operating metric provides useful information to both management and investors to evaluate the Company’s performance, the effectiveness of its strategy and its competitive position.

THIRD QUARTER 2020

Net Sales

Net sales decreased by $4.5 million, or 5.2%, from $85.9 million in the third quarter of 2019 to $81.5 million in the third quarter of 2020. Comparable store sales decreased $5.5 million, or 6.5%, for the third quarter of 2020 compared to the third quarter of 2019, due to lower traffic. The decrease in traffic was partially attributable to a reduction in store hours during the third quarter of 2020 when compared to the third quarter of 2019. Additionally, elevated levels of in stock outages also contributed to the lower level of sales during the third quarter of 2020. Net sales generated by stores not included in the comparable store base increased $1.0 million.

Gross Profit

Gross profit decreased by $3.9 million, or 6.5%, from $59.2 million in the third quarter of 2019 to $55.3 million in the third quarter of 2020. The gross margin rate was 67.9% for the third quarter of 2020 and 68.8% for the third quarter of 2019. The decrease in gross margin rate was primarily driven by a higher mix of delivery services rendered during the quarter and an increase in inventory write-downs associated with product transitions.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses decreased by $7.4 million, or 12.4%, from $59.8 million in the third quarter of 2019 to $52.4 million in the third quarter of 2020. The decrease in SG&A expense was primarily due to the decrease in store hours, which contributed to a $3.1 million reduction in compensation and benefits. Additionally, decreases in advertising expenses totaling $1.8 million and a $1.1 million reduction in consulting, audit, legal and IT fees contributed to the lower level of SG&A spending during the three months ended September 30, 2020. Legal expenses incurred in connection with shareholder litigation during the three months ended September 30, 2020 totaled $0.6 million.

Inventory

Inventory decreased by $24.6 million from $97.6 million at the end of the fourth quarter of 2019 to $73.0 million at the end of the third quarter of 2020.

Long-Term Debt

Long-term debt decreased by $56.0 million from $63.0 million at the end of the fourth quarter of 2019 to $7.0 million at the end of the third quarter of 2020.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2020 was $11.1 million compared with $8.3 million for the third quarter of 2019. See the table below for a reconciliation of GAAP net (loss) income to Adjusted EBITDA.

	Three Months Ended
($ in thousands)	September 30,
	2020	% of net sales(1)	2019	% of net sales(1)
GAAP net income (loss)	$1,914	2.3%	$(1,383)	(1.6)%
Interest expense	239	0.3	1,027	1.2
Income taxes	748	0.9	(274)	(0.3)
Depreciation and amortization	7,656	9.4	8,308	9.7
Stock-based compensation	567	0.7	660	0.8
Adjusted EBITDA	$11,124	13.7%	$8,338	9.7%

	Nine Months Ended
($ in thousands)	September 30,
	2020	% of net sales(1)	2019	% of net sales(1)
GAAP net income (loss)	$4,656	1.9%	$(217)	(0.1)%
Interest expense	1,646	0.7	2,948	1.1
Income taxes	(2,601)	(1.1)	348	0.1
Depreciation and amortization	23,738	9.7	24,508	9.4
Stock-based compensation	1,671	0.7	2,169	0.8
Adjusted EBITDA	$29,110	12.0%	$29,756	11.4%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was (0.4%) for the trailing twelve months as of the end of the third quarter of 2020 compared to 1.7% for the trailing twelve months as of the end of the third quarter of 2019. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands)	September 30,
	2020(1)	2019(1)
(Loss) income from operations (trailing twelve months)	$(712)	$3,762

Total Assets	378,380	389,561
Less: Accounts payable	(15,605)	(25,280)
Less: Income tax payable	(110)	(72)
Less: Other accrued liabilities	(35,986)	(26,119)
Less: Lease liability(2)	(154,962)	(114,490)
Less: Other long-term liabilities	(4,185)	(3,669)
Capital Employed	167,532	219,931

Pretax Return on Capital Employed	(0.4)%	1.7%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

(2) Represents the average lease liability and deferred rent account balances for the four quarters ended as of each of the balance sheet dates.

Net Debt

Net Debt decreased by $55.9 million from $53.9 million at December 31, 2019 to $(2.0) million at September 30, 2020. See calculation of net debt in the table below.

(unaudited, $ in thousands)	September 30, 2020	December 31, 2019

Long-term debt, net	$7,000	$63,000
Cash and cash equivalents	8,961	9,104
Net Debt	$(1,961)	$53,896

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income (loss) calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent, lease liability and other long-term liabilities. The Company calculates Net Debt by taking long-term debt, net and subtracting cash and cash equivalents. Other companies may calculate Adjusted EBITDA, Pretax Return on Capital Employed and Net Debt differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes, for assessing the effectiveness of capital allocation over time and understanding total indebtedness of the Company after consideration of liquidity available from cash balances on-hand. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

IMPACT OF THE COVID-19 PANDEMIC

The COVID-19 pandemic has impacted, and is likely to continue impacting, the Company’s operations. As previously announced, the Company took steps to reduce SG&A expenses by eliminating a portion of its workforce, curtailing advertising spending, reducing the number of replenishment trucks sent from the Company’s distribution centers to its stores and limiting other SG&A spending when possible. As traffic and sales started to recover toward the end of the second quarter of 2020, the Company took a cautious approach to investing in activities that would increase SG&A expenses. While many retailers elected to expand their hours as state and local restrictions started to ease, the Company maintained a reduced hours schedule throughout the third quarter of 2020. The decision to limit the number of hours that the Company’s stores were open had an adverse impact on customer traffic and sales, which contributed to a 6.5% decrease in sales at comparable stores; however, the SG&A savings realized contributed to a $3.5 million improvement in operating income during the third quarter of 2020 when compared to the third quarter of 2019.

During the third quarter of 2020, the Company continued to follow a practice to close its stores, quarantine affected staff and complete a rigorous cleaning process before reopening the store when a health risk was identified. This process can take 2-3 days to complete and has had an adverse impact on the Company’s sales. The Company is committed to continuing this practice to help protect the health of its employees and customers.

The Company experienced an elevated level of product outages during the third quarter due to vendor production delays. In many instances, vendor plants were forced to close or operate at a reduced capacity pursuant to a government mandate following the onset of COVID-19. While most vendors have been able to resume normal operations, many continue to work through large backlogs. The Company is actively partnering with its vendors to secure delivery of backordered product.

While the Company is cautiously optimistic with the current business trend, the recent escalation of COVID-19 cases across many of the markets that the Company serves could have a negative impact on the Company. Specifically, the Company could be adversely impacted by limitations on the Company’s employees to perform their work due to illness caused by the pandemic or local, state, or federal orders requiring the Company’s stores to close or employees to remain at home; limitation of carriers to deliver the Company’s product to customers; product shortages; limitations on the ability of the Company’s customers to conduct their business and purchase the Company’s products and services; and limitations on the ability of the Company’s customers to pay the Company in a timely manner. These events could have a material, adverse effect on the Company’s results of operations, cash flows and liquidity. In addition, even after the COVID-19 pandemic has subsided, the Company may continue to experience adverse impacts to its business as a result of the economic impact of the pandemic, including any recession that has occurred or may occur in the future.

WEBCAST AND CONFERENCE CALL

As announced on October 29, 2020, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 a.m., Eastern Time, on Thursday, November 5, 2020. The call will be hosted by Cabell Lolmaugh, CEO, Nancy DiMattia, CFO, and Mark Davis, Investor Relations.

Participants may access the webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597 or (716) 247-5787 for international participants. Management will not be taking questions during the conference call. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contact:

Investors and Media:

Mark Davis

763-852-2978

mark.davis@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (OTC Pink: TTSH), is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 142 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. Many of the Company’s risks have been, and may further be, exacerbated by the COVID-19 pandemic. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$8,961	$9,104
Restricted cash	735	815
Receivables, net	3,300	3,370
Inventories	72,954	97,620
Income tax receivable	7,691	3,090
Other current assets, net	25,396	8,180
Total Current Assets	119,037	122,179
Property, plant and equipment, net	105,778	130,461
Right of use asset	133,256	137,737
Deferred tax assets	6,455	7,196
Other assets	1,480	2,241
Total Assets	$366,006	$399,814

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,596	$18,181
Income tax payable	112	87
Current portion of lease liability	28,239	26,993
Other accrued liabilities	49,269	24,589
Total Current Liabilities	93,216	69,850
Long-term debt, net	7,000	63,000
Long-term lease liability	124,678	131,451
Financing lease obligation, net	-	274
Other long-term liabilities	3,981	4,340
Total Liabilities	228,875	268,915

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,693,455 and 50,806,674 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	158,037	156,482
Accumulated deficit	(20,862)	(25,518)
Accumulated other comprehensive loss	(49)	(70)
Total Stockholders’ Equity	137,131	130,899
Total Liabilities and Stockholders’ Equity	$366,006	$399,814

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$81,492	$85,944	$243,501	$261,755
Cost of sales	26,188	26,775	77,828	79,384
Gross profit	55,304	59,169	165,673	182,371
Selling, general and administrative expenses	52,403	59,804	161,972	179,314
Income (loss) from operations	2,901	(635)	3,701	3,057
Interest expense	(239)	(1,027)	(1,646)	(2,948)
Other income	-	5	-	22
Income (loss) before income taxes	2,662	(1,657)	2,055	131
(Provision) benefit for income taxes	(748)	274	2,601	(348)
Net (loss) income	$1,914	$(1,383)	$4,656	$(217)

Income (loss) per common share:
Basic	$0.04	$(0.03)	$0.09	$(0.00)
Diluted	$0.04	$(0.03)	$0.09	$(0.00)

Weighted average shares outstanding:
Basic	50,009,000	49,769,739	49,926,083	50,901,289
Diluted	50,687,558	49,769,739	50,321,146	50,901,289

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Gross margin rate	67.9%	68.8%	68.0%	69.7%
SG&A expense rate	64.3%	69.6%	66.5%	68.5%
Income (loss) from operations margin rate	3.6%	(0.7)%	1.5%	1.2%
Adjusted EBITDA margin rate	13.7%	9.7%	12.0%	11.4%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash Flows From Operating Activities
Net income	$4,656	$(217)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,738	24,508
Amortization of debt issuance costs	398	446
Loss on disposals of property, plant and equipment	-	90
Impairment charges	2,155	-
Non-cash lease expense	17,895	17,178
Stock based compensation	1,671	2,169
Deferred income taxes	741	190
Changes in operating assets and liabilities:	-	-
Receivables	70	(1,527)
Inventories	24,666	10,015
Prepaid expenses and other assets	(1,953)	47
Accounts payable	(2,677)	(3,307)
Income tax receivable / payable	(4,576)	(362)
Accrued expenses and other liabilities	(9,437)	(15,618)
Net cash provided by operating activities	57,347	33,612
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(1,315)	(22,839)
Proceeds from insurance	-	610
Net cash used in investing activities	(1,315)	(22,229)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(120,262)	(43,153)
Advances on line of credit	64,100	53,000
Dividends paid	-	(7,706)
Repurchases of common stock	-	(10,455)
Employee taxes paid for shares withheld	(116)	(226)
Net cash used in financing activities	(56,278)	(8,540)
Effect of exchange rate changes on cash	23	(29)
Net change in cash, cash equivalents and restricted cash	(223)	2,814
Cash, cash equivalents and restricted cash beginning of period	9,919	6,382
Cash, cash equivalents and restricted cash end of period	$9,696	$9,196

Cash and cash equivalents	$8,961	$8,371
Restricted cash	735	825
Cash, cash equivalents and restricted cash end of period	$9,696	$9,196

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$8	$1,320
Cash paid for interest	1,797	2,853
Cash paid (received) for income taxes, net	1,208	471